Exhibit 24


                              CONFIRMING STATEMENT


This Statement confirms that the undersigned, William N. Plamondon III, has authorized and designated Janis Y. Neves to execute and file on the undersigned's behalf all Forms 3, 4, and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Protein Polymer Technologies, Inc (the "Company"). The authority of Janis Y. Neves under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, and 5 with regard to his ownership of or transactions in securities of the Company, unless earlier revoked in writing. The undersigned acknowledges that Janis Y. Neves is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.




Date: May 2, 2005                          /s/ William N. Plamondon III
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                                           William N. Plamondon III